Exhibit 99.1

news release

Encana delivers strong second quarter results; company expands margins, exceeds type curves, grows premium well inventory and updates guidance

Calgary, Alberta (July 21, 2017) TSX, NYSE: ECA

Encana’s performance through the second quarter has put the company well ahead in the first year of its five-year plan. Driven by strong oil and condensate growth, an increasingly liquids-weighted portfolio and lower costs, Encana significantly expanded its non-GAAP corporate margin. Core asset growth is ahead of schedule and the company increased its type curves and premium return well inventory. Encana has increased total liquids production and lowered costs in its updated 2017 corporate guidance.

Highlights from the quarter include:

•	Net earnings of $331 million compared to a loss of $601 million in the second quarter of 2016
•	Cash from operating activities of $218 million and non-GAAP cash flow of $351 million, up 26 percent from the previous quarter
•	Non-GAAP corporate margin of $12.19 per barrel of oil equivalent (BOE), up 25 percent from the previous quarter despite lower benchmark commodity prices
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Core asset production of 246,500 barrels of oil equivalent per day (BOE/d), up 9,200 BOE/d from the previous quarter; Encana now expects its core assets will deliver 25 to 30 percent production growth from the fourth quarter of 2016 to the fourth quarter of 2017

•	Liquids production of 124,900 barrels per day (bbls/d), including oil and condensate production of 100,200 bbls/d, up 14 percent from the previous quarter
•	Increased well productivity across its core assets and grew its premium return well inventory to over 11,000 locations
•	Announced sale of Piceance natural gas assets
•	By year-end 2017, Encana expects its net debt to adjusted EBITDA ratio will be approximately two times and that it will have total liquidity of over $5 billion

“Our results highlight our resilience and demonstrate that we can deliver quality corporate returns through the commodity cycle,” said Doug Suttles, Encana President & CEO. “Our transition to a balanced production mix, strong oil and condensate growth and lower costs are driving corporate margin expansion. For the third consecutive year, we are significantly strengthening our balance sheet.”

“Driven by innovation and operational excellence, we continue to expand our premium return well inventory,” added Suttles. “Our updated guidance reflects our strong performance, efficiency and confidence. We are generating significant momentum and are well positioned for 2018 when we expect to grow within cash flow, even if commodity prices remain at today’s levels.”

Strong second quarter results: Outperforming plan and updating 2017 guidance

Encana generated cash from operating activities of $218 million in the second quarter of 2017. Non-GAAP cash flow was $351 million compared to $278 million in the previous quarter. The company delivered second quarter net earnings of $331 million, or $0.34 per share. Non-GAAP operating earnings were $180 million compared to $104 million in the previous quarter.

Encana’s strong oil and condensate growth, increasingly liquids-weighted portfolio, lower costs and robust risk management strategy contributed to a non-GAAP corporate margin of $12.19 per BOE in the second quarter, up 25 percent from $9.72 per BOE in the first quarter. Year-to-date, the company’s non-GAAP corporate margin has averaged $10.96 per BOE.

Encana Corporation

The company delivered second quarter total production of 316,000 BOE/d, including total liquids production of 124,900 bbls/d, of which 80 percent was oil and condensate. Encana’s second quarter liquids volumes accounted for approximately 40 percent of its total production mix, up from 35 percent in the first quarter. The company’s core assets contributed 246,500 BOE/d, representing almost 80 percent of total production. Natural gas production averaged 1,146 million cubic feet per day (MMcf/d).

Encana is outperforming its initial 2017 corporate guidance. Reflecting its efficiency, the company is maintaining its original capital investment guidance range while lowering expected costs and increasing expected production growth from its core assets from the fourth quarter of 2016 to the fourth quarter of 2017 to between 25 to 30 percent. Updated 2017 guidance can be found on Encana’s website at http://www.encana.com/investors/financial/corporate-guidance.html.

Innovation driving value: Boosting premium type curves and growing premium inventory

Encana’s ability to scale ideas and technology across its multi-basin portfolio is a powerful competitive advantage. Driven by cube development, optimized completions, improved targeting and lower costs, Encana outperformed its average initial production 180-day (IP180) type curves by between 20 to 45 percent. In addition, the company has grown its premium return well inventory to over 11,000 locations including the replacement of all premium wells drilled since October 2016.

In the Permian, Encana delivered a 20 percent increase in IP180 type curves and increased its premium return well inventory by 700 locations. The company has 45 cube wells on production and aims to create additional upside through advanced completions design and new benches.

In the Montney, Encana delivered a 25 percent increase in IP180 type curves and increased its premium return well inventory by 1,000 locations. The company expects to double oil and condensate production from the fourth quarter of 2016 to the fourth quarter of 2017 and has drilled 28 condensate-rich cube wells in the Tower North area.

In the Eagle Ford, Encana delivered a 45 percent increase in average IP180 type curves and grew oil and condensate production by 30 percent from the previous quarter. The company increased its premium return well inventory by 40 locations.

In the Duvernay, the company has replaced all of the 30 premium return well locations it has drilled since October 2016.

Driving further cost efficiencies: More than offsetting inflation

Encana continues to successfully manage inflation as it efficiently develops its core assets at scale. Through sophisticated planning, supply chain management and operating efficiencies, the company expects to hold like-for-like drilling and completion costs essentially flat year-over-year. On a per unit basis, combined second quarter operating costs (excluding long-term incentives) and transportation and processing costs were down $0.34 per BOE compared to the first quarter of 2017.

Highly resilient: Driving value through the commodity cycle and balance sheet strength

Operational improvements and productivity gains across the portfolio through the first half of 2017 strengthened Encana’s resiliency. The company now expects it can deliver its five-year growth plan, announced in October 2016, in a flat $50 WTI oil price environment.

For the third consecutive year, Encana expects to significantly strengthen its balance sheet. The sale of its Piceance assets is expected to close in the third quarter of 2017. Transaction proceeds plus cash flow from anticipated strong operating performance means that by year-end 2017, Encana expects its net debt to adjusted EBITDA ratio will be approximately two times and that it will have total liquidity of over $5 billion. Encana has no debt maturities until 2019 and almost 75 percent of its long-term debt is not due until 2030 and beyond.

Encana Corporation

Commercial mindset: Managing risk and preserving optionality

Encana’s multi-basin portfolio, short-cycle capital program and robust risk management strategy give the company significant flexibility and position it to effectively manage risk and protect value. Encana has protected over 75 percent of its expected oil, condensate and natural gas production for the remainder of 2017 and has limited its exposure to AECO natural gas and Midland oil regional pricing through 2020 through a combination of term financial basis hedging and physical transportation agreements.

As at June 30, 2017, Encana had hedged approximately 88,000 bbls/d of expected 2017 oil and condensate production for the balance of the year using a variety of structures at an average price of $49.73 per barrel (bbl). The company has hedged approximately 865 MMcf/d of expected 2017 natural gas production for the balance of the year using a variety of structures at an average price of $3.10 per thousand cubic feet (Mcf).

For 2018, the company has hedged approximately 31,000 bbls/d of expected oil and condensate production at an average price of $55.45 per bbl and approximately 650 MMcf/d of expected natural gas production at an average price of $3.07 per Mcf.

Dividend Declared

On July 20, 2017, the Board declared a dividend of $0.015 per share payable on September 29, 2017 to common shareholders of record as of September 15, 2017.

Second Quarter Highlights

Non-GAAP Cash Flow Reconciliation
(for the period ended June 30) ($ millions)	Q2 2017	Q2 2016
Cash from (used in) operating activities	218	83
Deduct (add back):
Net change in other assets and liabilities	(4)	(5)
Net change in non-cash working capital	(129)	(94)
Current tax on sale of assets	-	-
Non-GAAP cash flow[1]	351	182
Non-GAAP Operating Earnings Reconciliation
Net earnings (loss)	331	(601)
Before-tax (addition) deduction:
Unrealized gain (loss) on risk management	110	(451)
Impairments	-	(484)
Non-operating foreign exchange gain (loss)	63	(61)
Gain (loss) on divestitures	-	(2)
	173	(998)
Income tax	(22)	308
After-tax (addition) deduction	151	(690)
Non-GAAP operating earnings [1]	180	89

1 Non-GAAP cash flow and non-GAAP operating earnings (loss) are non-GAAP measures as defined in Note 1.

Encana Corporation

Production Summary
(for the period ended June 30) (average)	Q2 2017	Q2 2016	% Δ
Liquids (Mbbls/d)	124.9	132.0	(5)
Natural gas (MMcf/d)	1,146	1,418	(19)
Total production (MBOE/d)	316.0	368.3	(14)
Liquids and Natural Gas Prices

	Q2 2017	Q2 2016
Oil and NGLs ($/bbl)
WTI	48.29	45.59
Encana realized liquids price[1]	41.97	38.47
Natural gas
NYMEX ($/MMBtu)	3.18	1.95
Encana realized gas price[1] ($/Mcf)	2.56	1.86

1 Prices include the impact of realized gains (losses) on risk management.

Second Quarter Conference Call

A conference call and webcast to discuss the 2017 second quarter results will be held for the investment community today (July 21, 2017) at 7 a.m. MT (9 a.m. ET). To participate, please dial (844) 707-0663 (toll-free in North America) or (703) 326-3003 (international) approximately 10 minutes prior to the conference call. The live audio webcast of the second quarter conference call, including slides, will also be available on Encana’s website, www.encana.com, under Investors/Presentations & Events. The webcasts will be archived for approximately 90 days.

Encana Corporation

Encana is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing oil, natural gas liquids (NGLs) and natural gas. By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

Important Information

Encana reports in U.S. dollars unless otherwise noted. Production, sales and reserves estimates are reported on an after-royalties basis, unless otherwise noted. The term liquids is used to represent oil, NGLs and condensate. The term liquids rich is used to represent natural gas streams with associated liquids volumes. Unless otherwise specified or the context otherwise requires, reference to Encana or to the company includes reference to subsidiaries of and partnership interests held by Encana Corporation and its subsidiaries.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP.

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Non-GAAP Cash Flow is a non-GAAP measure defined as cash from operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Corporate Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production.

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Non-GAAP Operating Earnings (Loss) is a non-GAAP measure defined as net earnings (loss) excluding non-recurring or non-cash items that management believes reduces the comparability of the company’s financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes may include valuation allowances and the provision related to the pre-tax items listed, as well as income taxes related to divestitures and adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate.

Encana Corporation

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Net Debt to Adjusted EBITDA is a non-GAAP measure monitored by management as an indicator of the company’s overall financial strength and as a measure considered comparable to peers in the industry. Net Debt is defined as long-term debt, including the current portion, less cash and cash equivalents. Adjusted EBITDA is defined as trailing 12-month net earnings (loss) before income taxes, DD&A, impairments, accretion of asset retirement obligation, interest, unrealized gains/losses on risk management, foreign exchange gains/losses, gains/losses on divestitures and other gains/losses.

ADVISORY REGARDING OIL AND GAS INFORMATION - The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation. 30-day initial production and other short-term rates are not necessarily indicative of long-term performance or of ultimate recovery.

Drilling and completions costs in the Permian, Eagle Ford, Duvernay and Montney have been normalized based on lateral lengths of 7,500 feet, 5,000 feet, 8,200 feet and 9,000 feet, respectively. Disclosure of estimated well locations include proved, probable, contingent and unbooked locations. Estimate of well locations and premium return inventory are prepared internally based on Encana’s prospective acreage and an assumption as to the number of wells that can be drilled per section based on industry practice and internal review. Approximately 36 percent of all locations specified in our core assets are booked as either reserves or resources, as prepared by internal qualified reserves evaluators using forecast prices and costs as of December 31, 2016. Unbooked locations do not have attributed reserves or resources and have been identified by management as an estimation of Encana’s multi-year drilling activities based on evaluation of applicable geologic, seismic, engineering, production and reserves information. There is no certainty that Encana will drill all unbooked locations and if drilled there is no certainty that such locations will result in additional oil and gas reserves, resources or production. The locations on which Encana will actually drill wells, including the number and timing thereof is ultimately dependent upon the availability of capital, regulatory and partner approvals, seasonal restrictions, equipment and personnel, oil and natural gas prices, costs, actual drilling results, additional reservoir information that is obtained, production rate recovery, transportation constraints and other factors. While certain of the unbooked locations have been de-risked by drilling existing wells in relative close proximity to such locations, many other unbooked locations are farther away from existing wells where management has less information about the characteristics of the reservoir and therefore there is more uncertainty whether wells will be drilled in such locations and if drilled there is more uncertainty that such wells will result in additional proved or probable reserves, resources or production. Premium return well inventory are locations with expected after tax returns greater than 35 percent at $50/bbl WTI and $3/MMBtu NYMEX.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS - This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation. FLS include: advancement of and expected growth and returns in Encana’s five-year plan, including impact of various commodity prices; anticipated production, including growth from core assets, composition of commodity mix, cash flow and corporate margins; potential premium return locations, ability to develop, expected drilling and replacement of locations; expected consideration from transactions, use of proceeds, satisfaction of closing conditions and timing thereof; expected net debt and debt ratios; ability to access credit facilities and other sources of liquidity; anticipated costs, capital and operational efficiencies, including managing inflation; expectation of meeting or exceeding targets in Encana’s corporate guidance; success of and benefits from technical innovation and cube development approach, including enhancements to well performance, type curves, number of wells and returns; performance relative to peers; anticipated hedging and outcomes of risk management program, including exposure to certain commodity prices, amount of hedged production and physical sales locations; and anticipated dividends.

Encana Corporation

Readers are cautioned against unduly relying on FLS which, by their nature, involve numerous assumptions, risks and uncertainties that may cause such statements not to occur, or results to differ materially from those expressed or implied. These assumptions include: future commodity prices and differentials; foreign exchange rates; Encana’s ability to access its revolving credit facilities and shelf prospectuses; assumptions contained in Encana’s corporate guidance and in the news release; data contained in key modeling statistics; availability of attractive hedges and enforceability of risk management program; effectiveness of Encana’s drive to productivity and efficiencies; results from innovations; expectation that counterparties will fulfill their obligations under the gathering, midstream and marketing agreements; access to transportation and processing facilities where Encana operates; assumed tax, royalty and regulatory regimes; enforceability of transaction agreements; ability to satisfy closing conditions and regulatory approvals, successful closing of, and value of post-closing and other adjustments associated with announced sale of assets; and expectations and projections made in light of, and generally consistent with, Encana’s historical experience and its perception of historical trends, including with respect to the pace of technological development, the benefits achieved and general industry expectations.

Risks and uncertainties that may affect these business outcomes include: the ability to generate sufficient cash flow to meet Encana’s obligations; risks inherent to completing transactions on a timely basis or at all and adjustments that may impact expected proceeds or value to Encana; commodity price volatility; ability to secure adequate product transportation and potential pipeline curtailments; variability and discretion of Encana’s board of directors to declare and pay dividends, if any; the timing and costs of well, facilities and pipeline construction; business interruption and casualty losses or unexpected technical difficulties; counterparty and credit risk; risk and effect of a downgrade in credit rating and its impact on access to capital markets and other sources of liquidity; fluctuations in currency and interest rates; risks inherent in Encana’s corporate guidance; failure to achieve anticipated results from cost and efficiency initiatives; risks inherent in marketing operations; risks associated with technology; changes in or interpretation of royalty, tax, environmental, greenhouse gas, carbon, accounting and other laws or regulations; risks associated with existing and potential future lawsuits and regulatory actions made against Encana; impact to Encana as a result of disputes arising with its partners, including the suspension by its partners of certain of their obligations and the inability to dispose of assets or interests in certain arrangements; Encana’s ability to acquire or find additional reserves; imprecision of reserves estimates and estimates of recoverable quantities of natural gas and liquids from plays and other sources not currently classified as proved, probable or possible reserves or economic contingent resources, including future net revenue estimates; risks associated with past and future acquisitions or divestitures of certain assets or other transactions or receipt of amounts contemplated under the transaction agreements (such transactions may include third-party capital investments, farm-outs or partnerships, which Encana may refer to from time to time as “partnerships” or “joint ventures” and the funds received in respect thereof which Encana may refer to from time to time as “proceeds”, “deferred purchase price” and/or “carry capital”, regardless of the legal form) as a result of various conditions not being met; and other risks and uncertainties impacting Encana’s business, as described in its most recent Annual Report on Form 10-K and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes the expectations represented by such FLS are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the assumptions, risks and uncertainties referenced above are not exhaustive. FLS are made as of the date of this news release and, except as required by law, Encana undertakes no obligation to update publicly or revise any FLS. The FLS contained in this news release are expressly qualified by these cautionary statements.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Encana Corporation

Investor contact: Brendan McCracken Vice-President, Investor Relations (403) 645-2978 Patti Posadowski Sr. Advisor, Investor Relations (403) 645-2252 SOURCE: Encana Corporation	Media contact: Simon Scott Vice-President, Communications (403) 645-2526 Jay Averill Director, Media Relations (403) 645-4747

Encana Corporation